Exhibit 10.81

INVO BIOSCIENCE INC. – INSIDER TRADING POLICY

Securities Trades By Directors, Officers, Employees and designated vendors

The Need For A Policy Statement

As you may be aware, the SEC and the U.S. Attorneys have vigorously pursued violations of insider trading laws. Congress expanded the authority of the SEC and the Justice Department, adopting the Insider Trading and Securities Fraud Enforcement Act, to further deter insider trading violations. In addition to increasing the penalties for insider trading, the Act puts the onus on companies and possibly other “controlling persons” for violations by company personnel.

Although the Act was aimed primarily at the securities industry, lawyers apply the Act to companies in other industries. The conclusion that many are now coming to is that if companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.

We are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our company (not just so-called insiders).

The Consequences

The consequences of insider trading violations can be staggering:

For individuals who trade on inside information (or tip information toothers):

●	A civil penalty of up to three times the profit gained or loss avoided;

●	A criminal fine (no matter how small the profit) of up to $1 million; and

●	A jail term of up to ten years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

●	A civil penalty of the greater of $1 million or three times the profit gained, or loss avoided as a result of the employee’s violation; and

●	A criminal penalty of up to $2.5 million.

Moreover, if an employee violates the company’s insider trading policy, company-imposed sanctions, including dismissal for cause, could result from failing to comply with the company’s policy or procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

INVO Bioscience’s Policy

If a director, officer, or any employee has material non-public information relating to our company, it is our policy that neither that person nor any related person may buy or sell securities of the company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock.

Examples. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; the declaration of a stock split or the offering of additional securities; changes in management; significant new products, software developments or discoveries; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

Twenty-Twenty Hindsight. Remember that if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions By Family Members. The very same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

Tipping Information To Others. Whether the information is proprietary information about our company or information that could have an impact on our stock price, employees must not pass the information on to others. The above penalties apply, whether or not you derive any benefit from another’s actions. In fact, a few years ago the SEC imposed a $470,000 penalty on a tipper even though he did not profit from his tippee’s trading.

When Information Is Public. As you can appreciate, it is also improper for an officer, director or key employee to enter a trade immediately after the company has made a public announcement of material information, including earnings releases. Because the company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until the third business day after the information has been released. [Thus, if an announcement were made on a Monday, Thursday generally would be the first day on which you should trade. If an announcement were made on a Wednesday, Monday generally would be the first day.]

Quarterly Blackout Periods

INVO Bioscience’s periods when the Company stock may not be traded by any employee and especially a director, officer or key employee is the following: 15 days prior to the quarter end and 5 days following the submission and acceptance of the appropriate SEC report either Form 10Q or 10K.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any director, officer or key employee to engage in short-term or speculative transactions involving company stock, it is the company’s policy that directors, officers and key employees should not engage in any of the following activities with respect to securities of the company:

1.	Trading in securities on a short-term basis.

Any company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents officers and directors from selling any company stock within six months of a purchase. We are simply expanding this rule to all key employees).

2.	Purchases of company stock on margin.

3.	Short sales.

Any company stock purchased or granted directly from the Company must be held for a minimum of 13 months and ideally longer. Stock issued directly from the Company will have a legend and all conditions must be met before the legend can be removed. The stock may not be transacted in the public market until the legend is removed.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from Company Counsel, the CEO, or the CFO. More general questions about this Policy Statement should also be directed to the CEO, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Our preference is for a pre-clearance procedure since most transactions by insiders will, in any event, result in company involvement as a result of the necessary Form 4 filing. It is clearly preferable to prevent an insider trading or Section 16 violation before the trade (under a pre-clearance approach) than to have to deal with a violation after-the-fact.

Pre-Clearance Of All Trades By Directors and Officers

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are reinforcing the following procedure:

All transactions in company stock (acquisitions, dispositions, transfers, including gifts, etc.) by directors and officers must be pre-cleared by contacting the CEO or CFO in advance.

Certifications

Officers and directors will be required to certify their understanding of and intent to comply with this Policy Statement on an annual basis.